Exhibit 10.1
QUOTIENT TECHNOLOGY INC.
NONEMPLOYEE DIRECTOR DEFERRAL PROGRAM
1.Purpose of Program
The purpose of this Nonemployee Director Deferral Program (the “Program”), adopted and administered under the Quotient Technology Inc. 2013 Equity Incentive Plan and any successor equity incentive plan(s) (the “Incentive Plan”), is to enable nonemployee directors of Quotient Technology Inc. (the “Company”) to elect to defer the receipt of shares of common stock of the Company (“Common Stock”) payable to them for their service on the Board of Directors of the Company (the “Board”).
2.Administration of Program
The Program shall be administered by the Compensation Committee of the Board (the “Committee”). The Committee shall have the power and authority to administer, construe and interpret the Program, to make rules for administering the Program and to make changes in such rules.
3.Participation
All Nonemployee Directors shall be eligible to participate in the Program. The term “Nonemployee Director” means a member of the Board who, at the time an election is made under the Program, is not an employee of the Company or any of its subsidiaries and expects to be entitled to receive a grant of Restricted Stock Units (as defined in the Incentive Plan) for his or her services as a member of the Board.
4.Election to Defer Receipt of Restricted Stock Units
(a)Program Commencement. The Program shall become effective as of July 4, 2023 (the “Effective Date”). Not later than thirty (30) days following the Effective Date, any Nonemployee Director who is eligible to participate in the Program may elect to defer the receipt of the Restricted Stock Units granted or to be granted to the Nonemployee Director by the Company for services to be performed by the Nonemployee Director following the date on which the Program commences. Such deferral election may apply to (i) Restricted Stock Unit awards granted in 2023 on or after the date of such deferral election and (ii) any outstanding Restricted Stock Unit awards granted prior to the date of such deferral election that are scheduled to vest over vesting periods that begin after the date of such deferral election. An election to defer Restricted Stock Units pursuant to clause (i) may apply to 25%, 50%, 75% or 100% of the Restricted Stock Units to be granted after the date of such election, and an election to defer outstanding Restricted Stock Units pursuant to clause (ii) may apply only to 100% of the Restricted Stock Units scheduled to vest in such future vesting periods.
(b)Initial Year of Service. In connection with a Nonemployee Director’s commencement of service on the Board, such Nonemployee Director may, not later than thirty (30) days following such Nonemployee Director’s commencement of service, elect to defer 25%, 50%, 75% or 100% of the Restricted Stock Units to be granted to the Nonemployee Director by the Company for services to be performed by the Nonemployee Director in the calendar year in which such service commences.
(c)Subsequent Years. A Nonemployee Director may elect to defer the receipt of 25%, 50%, 75% or 100% of the Restricted Stock Units to be granted to the Nonemployee Director by the Company for services performed in any subsequent calendar year by submitting a deferral election during the open enrollment period in December of the year prior to the year in which the Restricted Stock Unit award is granted.

(d)Changing Deferral Elections. An election made by a Nonemployee Director shall be irrevocable for the calendar year to which it applies. An election made for awards granted in any calendar year shall not continue to apply to awards granted in any subsequent calendar year unless the Nonemployee Director submits a new election for such subsequent calendar year.
5.Deferred Stock Unit Account
(a)Deferred Stock Units. Each Restricted Stock Unit deferred by a Nonemployee Director pursuant to Section 4 shall be converted into a deferred stock unit (a “Deferred Stock Unit”), which shall be credited to an account established on behalf of such Nonemployee Director (an “Account”). Each Deferred Stock Unit represents the right to receive one share of Common Stock at the time determined in accordance with Section 6 of this Program.
(b)Dividend Equivalents. As of each date on which the Company pays a cash dividend to record owners of shares of Common Stock (a “Dividend Date”), the number of Deferred Stock Units credited to each Nonemployee Director’s Account shall increase by (i) the product of the total number of Deferred Stock Units credited to such Account immediately prior to such Dividend Date multiplied by the dollar amount of the cash dividend paid per share of Common Stock on such Dividend Date, divided by (ii) the Fair Market Value of a share of Common Stock on such Dividend Date. Any such additional Deferred Stock Units shall be subject to the same payment terms set forth herein as the Deferred Stock Units to which they relate.
6.Timing of Payment
Upon the earliest to occur of (i) the first business day of the calendar year following the calendar year in which the Nonemployee Director separates from service on the Board, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or dies or (ii) a change in control event, as defined in Section 409A of the Code, the Company shall issue to such Nonemployee Director in lump sum one share of Common Stock for each Deferred Stock Unit credited to such Nonemployee Director’s Account maintained under this Program.
7.Limitations and Conditions
(a)Shares issued under the Program shall be granted pursuant to the Incentive Plan or any successor thereto. The terms of this Program and the awards deferred hereunder are subject to the terms and conditions of the Incentive Plan , which are hereby incorporated herein in their entirety and made a part of this Program. Unless otherwise indicated, any capitalized term used but not defined herein has the meaning ascribed to such term in the Incentive Plan.
(b)Nothing contained herein shall be deemed to create the right in any Nonemployee Director to remain a member of the Board, to be nominated for reelection or to be reelected as such or, after ceasing to be such a member, to receive any shares of Common Stock under the Program to which he or she is not already entitled with respect to any year.
8.Stock Adjustments
In the event of any change in the Common Stock through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change in the capital structure of the Company, if all or substantially all the assets of the Corporation are transferred to any other corporation in a reorganization, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Common Stock (excepting normal cash dividends) that has a material effect on the fair market value of shares of Common Stock, appropriate adjustments shall be made by the Committee in the number of Deferred Stock Units credited to each Account maintained under this Program.
9.Amendment and Termination
The Board shall have the power to amend or terminate the Program at any time.
10.Miscellaneous
(a)Severability. If any provision of the Program is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Program, and the Program will be construed and enforced as if the illegal or invalid provision had not been included.
(b)Requirements of Law. The issuance of payments under the Program will be subject to all applicable laws, rules, and regulations, and to any approvals required by any governmental agencies or national securities exchanges.
(c)Unfunded Status of the Program. The Program is intended to constitute an unfunded plan. With respect to any payments not yet made to a Nonemployee Director by the Company, nothing contained herein will give any rights to a Nonemployee Director that are greater than those of an unsecured general creditor of the Company.
(d)Section 409A. The provisions of this Program shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. If the Company determines that any amounts payable hereunder may be taxable to the Nonemployee Director under Section 409A of the Code, the Company may (i) adopt such amendments to the Program and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Program and/or (ii) take such other actions as the Company determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A; provided, that neither the Company nor any of its affiliates nor any other person or entity shall have any liability to any Nonemployee Director with respect to the tax imposed by Section 409A of the Code. Notwithstanding any other provision of this Program, if a Nonemployee Director is a “specified employee,” as defined in Section 409A(a)(2)(B) of the Code, then to the extent required by Section 409A of the Code, no payment will be made prior to the earlier to occur of (i) six months following such Nonemployee Director’s separation from service or (ii) the date of the Nonemployee Director’s death.
(e)Governing Law. The Program will be construed in accordance with and governed by the laws of the State of Delaware, determined without regard to its conflict of law rules.

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